Exhibit 21.1


     Subsidiaries of Plastics Mfg. Company as of September 30, 2001:


     NAME                                    STATE OF ORGANIZATION

 TecStar Mfg. Company*                            Wisconsin

 TecStar Manufacturing, Inc.*                     Texas

     Mikron - TecStar, LP, (a 50% owned joint     Texas
     venture between TecStar Manufacturing, Inc.
     and affiliates of Mikron Technology Group, Switzerland).

 Statistical Plastics Corporation*                Wisconsin

 PCI Consulting and Leasing, Inc.*                Wisconsin



 *Wholly-owned by Plastics Mfg. Company